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Exhibit 10.3

FIELDSTONE INVESTMENT CORPORATION
FIELDSTONE MORTGAGE COMPANY

EXECUTIVE INCENTIVE COMPENSATION PLAN

        I.    Purpose

        The purpose of the Executive Incentive Compensation Plan ("the Incentive Plan") is to assist Fieldstone Investment Corporation and its subsidiaries ("Fieldstone") in attracting and retaining key managers by compensating managers that make a significant contribution to the growth and profitability of Fieldstone. The Incentive Plan provides a means for the payment of compensation beyond competitive base salaries for the achievement of annual business objectives. It is intended that competitive base salaries will continue to be maintained in order for the Incentive Plan to accomplish its primary objective: providing an incentive for the Participants from year-to-year to motivate them to meet or exceed Fieldstone's business objectives. This annual incentive plan is provided in addition to Fieldstone's Equity Incentive Plan, the purpose of which is to provide longer term incentives tied to the performance of Fieldstone's shares.

        II.    Eligibility

        Eligibility under the Incentive Plan is to be limited to a relatively small group of individuals who are likely to have a significant impact upon Fieldstone's results. Subject to the review and approval of the Compensation Committee of the Board of Directors, selection of Participants shall be at the sole discretion of the President of Fieldstone.

        III.    Incentive Plan Administration

        Each year, the President of Fieldstone shall have responsibility for selecting those managers who will participate in the Incentive Plan in the forthcoming year and establishing the incentive award for which each Participant will be eligible. The incentive awards shall be based upon Fieldstone's Net Income targets over the previous year as well as the Participant's success in achieving business objectives and performance standards selected by the Participant, agreed upon by the manager and approved by the President at the beginning of each year. The Compensation Committee of the Board shall have responsibility for determining the incentive award for the President and Chief Executive Officer.

        The choice of Participants and their respective potential awards under the Incentive Plan is subject to the review and approval of the Compensation Committee of the Board. The President of Fieldstone is responsible to recommend the Participants and their respective potential awards under the Incentive Plan to the Compensation Committee and to administer the Incentive Plan as approved.

        IV.    Effect of Promotion or Organization Change

        An individual who becomes eligible for participation under the Incentive Plan after the beginning of a year, may participate in the Incentive Plan with the incentive award adjusted pro-rata for the number of months being applicable. If a Participant's responsibility is increase or decreased during the year, applicable adjustments may be made to the incentive award for which the Participant is eligible. Such adjustments may be made to the incentive award for which the Participant is eligible and shall be made by the President in his sole discretion.

        V.    Incentive Payments

        Incentive awards shall be paid within 30 days following the approval by the Audit Committee of Fieldstone's Net Income for the year. The right to receive incentive payments shall not be subject to alienation or assignment, and shall not be subject to attachment, execution, garnishment, sequestration or any legal, equitable or other process. Any attempt of assignment, transfer, or other disposition shall automatically terminate any right of a Participant to payment under the Incentive Plan. Notwithstanding any other provision herein, after the occurrence of any event described in the prior two sentences, future payments to a Participant may be made in the discretion of the President upon determination that such an event occurred without any willful action by the Participant, a former Participant, or the Participant's beneficiary.

        VI.    Forfeiture of Awards

        Incentive awards are not earned until the eligibility requirements specified in the Participant's plan are achieved. In addition, based upon a recommendation by the CEO to the Compensation Committee and approval of the Committee, up to 20% of an Executive's incentive compensation can be forfeited if (i) the CEO certifies to the Compensation Committee that there has been a material default by the Executive relative to his or her performance during the performance period and (ii) The Compensation Committee in its sole discretion, agrees that such a default has occurred.

        As a condition of payment of the incentive award, a Participant must be actively employed by Fieldstone on the day on which the payments under the Incentive Plan are made to all other Participants.

        VII.    Incentive Plan Termination or Amendment

        The Incentive Plan may be terminated or amended in whole or in part at any time by the Board of Directors or the Compensation Committee of the Board of Directors in its sole and absolute discretion.

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